BELL MICROPRODUCTS

CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668

ir@bellmicro.com

FOR IMMEDIATE RELEASE

BELL MICROPRODUCTS REPORTS THIRD QUARTER RESULTS
Revenues Grew 4% to a Third Quarter Record of $792 Million
Non-GAAP EPS of $0.10 Driven by Strength in Enterprise and Industrial Sectors
Gross Profits Improved in All Geographic Regions and Most Product Categories

SAN JOSE, CA—(October 25, 2006) — Bell Microproducts, Inc. (NASDAQ: BELM) today announced its financial results for the third quarter ended September 30, 2006.

Revenues of $792 million were a third quarter record, increasing 4% compared to last year’s third quarter revenue of $759 million. Net earnings, excluding the impact of non-cash stock-based compensation expense, for the quarter ended September 30, 2006 were $3.1 million, or $0.10 per share on 30.6 million diluted shares. GAAP net earnings were $2.5 million, or $0.08 per share on 30.6 million diluted shares. This compares to last year’s third quarter GAAP net earnings of $2.3 million, or $0.08 per share on 30.4 million diluted shares.

Revenues of $2.44 billion were a record for the first nine months of 2006, increasing 4% compared to $2.35 billion in the first nine months of 2005. Pro forma net earnings for the first nine months, excluding the impact of non-cash stock-based compensation expense and the Q2 goodwill impairment charge, were $8.1 million, or $0.26 per share on 30.6 million diluted shares. The GAAP net loss for the first nine months was ($1.8 million), or ($0.06) per share on 30.3 million basic shares. The year-to-date results include a non-cash goodwill impairment charge of $8.8 million, which was taken in the second quarter of 2006.

Commenting on the third quarter 2006 financial results, W. Donald Bell, President and Chief Executive Officer of Bell Microproducts said, “We achieved a new third quarter revenue record this year, and at the same time we made progress in improving profitability. We had strong sales performance in our enterprise business units and in the industrial sales channel. Additionally, we generated strong gross margins in these units, along with improved gross margins in all of our major product categories. As a result, we achieved a gross margin of 8.3% in the quarter, up significantly from the 7.6% in last year’s third quarter and the highest level in the past 18 quarters.”

“Furthermore, with higher gross margins and control over expenses, our pro forma operating margin for the third quarter of 2006 increased to 1.5% from 1.3% in the same quarter last year, which excludes the impact of non-cash stock-based compensation expense. Our North American and European operations generated improved operating margins as compared to the third quarter of 2005, with the most significant improvement coming from our European operations. Our higher margin enterprise business units, Rorke Data, Total Tec Systems, and OpenPSL combined generated double digit sales growth and improved profitability, driven by strength in capital goods spending and IT infrastructure projects.”

Geographic Highlights

•	Revenue in the third quarter of 2006 was split among the company’s geographies as follows: North America 41%, Europe 43%, and Latin America 16%.

•	North America had a strong quarter in its industrial sales channel, and in the Rorke Data and TotalTec enterprise business units. Disk drives also generated strong growth year-over-year in both revenue and margin. The North American business continued to reduce its sales in certain higher volume, but substantially lower margin products. As a result, while North American quarterly revenue declined 8% compared to the third quarter of 2005, the gross margin increased by 6% in absolute dollars and increased by 126 basis points in gross margin percent. The operating margin in North America was 2.67%.

•	Latin American revenue increased 20% compared to the third quarter of 2005. The in-country operations in Brazil and Chile as well as the business generated through the Miami operation contributed to the growth from last year. The operating margin in Latin America was 1.5%.

•	European quarterly revenue increased 13% compared to the third quarter of 2005. In local currency, total European revenue grew 10%. Both the distribution business and OpenPSL, the higher margin enterprise solutions unit, contributed to the growth in the quarter. The operating margin in Europe was 60 basis points. While this is still short of the Company’s goal, it is an improvement from the 37 basis points reported in the prior quarter and (11) basis points in the third quarter of 2005.

Solutions and Components and Peripherals Highlights

•	For the third quarter of 2006, solutions represented 47% of the company’s product mix and components and peripherals accounted for 53% of the mix.

•	Revenue in the solutions category of the company’s business declined 4% compared to the third quarter of 2005. During the latter part of 2005 and early 2006, the company exited the sales of certain products in Europe, and during Q3 continued to reduce the level of business in certain lower margin products in both Europe and North America. As a result, computer platform and software sales declined as compared to the third quarter a year ago. Despite the decline in revenue, gross margins increased 13% in absolute dollars and increased by 141 basis points in gross profit percent.

•	Components and peripherals sales increased 13% as compared to the third quarter of 2005, driven by a 31% increase in disk drives, offset somewhat by a decline in microprocessor sales primarily due to limited availability. Margins were also strong in this category increasing 21% in absolute dollars and 50 basis points in gross profit percent. Disk drives represented 32% of total sales in the quarter.

Operating Trends

Gross profit margins in the third quarter increased to 8.3% compared to 7.6% in the third quarter of 2005 and 7.9% in the second quarter of 2006. The year-over-year and sequential improvement in gross margin percentage was due to higher margins in most product categories, strong sales performance in the higher margin Industrial accounts, and strong sales results in the three dedicated enterprise units – Rorke Data, TotalTec and OpenPSL.

Operating expenses, excluding the impact of non-cash stock-based compensation expense, increased to 6.8% of revenue from 6.4% of revenue in the third quarter of 2005 and from 6.6% in the second quarter of 2006. The year-over-year increase in operating expenses as a percent of revenue was primarily due to the expenses associated with the acquisition and integration of MCE, which was acquired late in 2005, as well as the expenses related to the growth in TotalTec.

Because higher gross margins more than offset the higher operating expenses as a percent of revenue, the total company pro forma operating margin in the third quarter of 2006 increased to 1.5% from 1.3% in the third quarter of 2005, which excludes the impact of non-cash stock-based compensation expense.

Balance Sheet

Inventories were $348 million at September 30, 2006 compared to $318 million at December 31, 2005, but declined from $361 million at June 30, 2006. Days in inventory (DIO) were 43 days at the end of the third quarter of 2006, compared to 37 days at the end of 2005, and 46 days at the end of the second quarter of 2006.

Accounts receivable were $412 million at September 30, 2006 compared to $422 million at December 31, 2005. Days sales outstanding (DSO) were 47 days at the end of the third quarter of 2006 versus 45 days at the end of 2005, and 48 days at the end of second quarter of 2006.

The company’s cash conversion cycle was 55 days at September 30, 2006 compared to 42 days at December 31, 2005 as a result of contraction in accounts payable due in part to end of quarter timing issues. As a result of the reduction in payables, total debt net of cash was $321 million as of September 30, 2006 compared to $266 million on December 31, 2005, and $293 million as of June 30, 2006.

Net interest / other expense increased to $6.9 million from $5.3 million in the third quarter of 2005 due to the higher debt level associated with the acquisition of MCE and increased working capital levels, as well as higher interest rates on the variable portion of the company’s debt. Interest expense declined $400,000 from the second quarter of 2006, due primarily to carrying lower inventory levels during the quarter.

Review of Foreign Acquisition Accounting

During the preparation and review of our third quarter financial information, interpretive issues have arisen regarding the accounting treatment of certain aspects of some of our foreign acquisitions.  These issues relate to the accounting treatment of certain earnout payments, the impact of currency translation on goodwill and the accrual of certain employment-related liabilities. The resolution of these issues may have an impact on our comprehensive income, recorded goodwill from these acquisitions and our earnings. These issues, while they may be non-cash in nature, require significant analysis and interpretation with respect to proper characterization and materiality, and such judgments are taking longer than first anticipated.  This analysis has not been completed and the company is unable to quantify the amount of a charge, if any, at this time. If it is determined that a charge is required it may have a material impact on the company’s financial statements.

Management Discussion and Outlook

Mr. Bell continued, “We are encouraged by our improved financial results in the third quarter. Our focus on higher margin opportunities in the industrial and enterprise market segments has improved profitability across our organization and especially in Europe. Our higher margin Enterprise business units, Rorke Data, Total Tec, and OpenPSL continue to grow and are excellent performers for us. With our recent strategic investment in ProSys Information Systems, we have taken another major step toward further penetrating the higher margin Enterprise market. ProSys is a highly-regarded, enterprise-focused value added reseller with strength in storage, server and networking products. This acquisition is consistent with our strategic initiative to develop our enterprise businesses, and provides additional resources to expand our business model.”

“We expect seasonal strength, the benefits of operating leverage based on additional volume, increased profitability, and accretion from the ProSys acquisition in the fourth quarter of this year. We believe we are well positioned for further improvements in our results going into next year.”

Conference Call on the Web

Bell Microproducts will host a conference call to discuss third quarter 2006 results at 11:00 am Eastern time on Wednesday, October 25, 2006. A live Internet broadcast of the company’s conference call will be available via the company’s web site at www.bellmicro.com.

About Bell Microproducts

Bell Microproducts [NASDAQ: BELM] is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services.  An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs.  From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions.  More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Use of Non-GAAP Financial Measures

The company believes presentation of earnings and operating expense information excluding non-cash stock based compensation expense and goodwill impairment to be useful information regarding the operational performance of the company’s business and to allow investors to more accurately compare 2006 performance to 2005 performance during which time the company was not required to recognize all of such expenses. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. The company has included tables which compare the GAAP and non-GAAP financial results as part of this release.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the company’s current views of our efforts to improve performance and relate to the impact of certain interpretive acquisition-related accounting issues, the success of our recent investment in ProSys Information Systems and the expected results for the fourth quarter of 2006, including the impact of seasonality and additional volume, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; our ability to successfully integrate ProSys Information Systems; the resolution of certain accounting issues discussed herein; other vagaries in the computer and electronic components markets; effects of acquisitions and restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2006		December 31, 2005
ASSETS
Current assets:
	$		$
Cash		11,840		29,927
Accounts receivable, net		411,583		421,535
Inventories		348,166		318,174
Prepaid expenses and other current assets		30,386		29,039

Total current assets		801,975		798,675

Property and equipment, net		13,246		13,212
Goodwill and other intangibles		103,997		109,968
Other assets		10,456		11,477
	$		$
Total assets		929,674		933,332

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
	$		$
Accounts payable		283,447		346,275
Borrowings under lines of credit		43,830		28,747
Short-term note payable and current portion of
long-term notes payable		7,135		10,639
Other accrued liabilities		74,318		66,832

Total current liabilities		408,730		452,493
Borrowings under lines of credit		139,856		107,733
Long-term notes payable		140,811		147,353
Other long-term liabilities		5,898		5,372
Total liabilities		695,295		712,951

Shareholders' equity:
Common Stock		181,838		178,872
Retained earnings		30,874		32,655
Other comprehensive income		21,667		8,854
Total shareholders' equity		234,379		220,381

	$		$
Total liabilities and shareholders’ equity		929,674		933,332

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$792,472	$759,056	$2,436,150	$2,351,475
Cost of sales	726,845	701,139	2,245,636	2,179,129

Gross profit	65,627	57,917	190,514	172,346
Selling, general and administrative expenses	54,892	48,704	160,339	140,612
Impairment of goodwill	—	—	8,846	—

Total operating expenses	54,892	48,704	169,185	140,612
Income from operations	10,735	9,213	21,329	31,734
Interest expense and other income	(6,888)	(5,324)	(20,141)	(15,704)

Income before income taxes	3,847	3,889	1,188	16,030
Provision for income taxes	1,385	1,573	2,969	6,163

Net income	$2,462	$2,316	$(1,781)	$9,867

Earnings per share
Basic	$0.08	$0.08	$(0.06)	$0.34

Diluted	$0.08	$0.08	$(0.06)	$0.33

Shares used in per share calculation
Basic	30,417	29,496	30,316	29,096

Diluted	30,589	30,405	30,583	29,912

BELL MICROPRODUCTS INC.
Non-GAAP Statements of Operations
(In thousands, except per share data)
(Unaudited)

		Excluding Stock-based
		Compensation Expense and Goodwill Impairment
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$792,472	$759,056	$2,436,150	$2,351,475
Cost of sales	726,845	701,139	2,245,636	2,179,129

Gross profit	65,627	57,917	190,514	172,346
Selling, general and administrative expenses	54,109	48,314	157,939	139,539

Income from operations	11,518	9,603	32,575	32,807
Interest expense and other income	(6,888)	(5,324)	(20,141)	(15,704)

Income before income taxes	4,630	4,279	12,434	17,103
Provision for income taxes	1,574	1,573	4,352	6,163

Net income	$3,056	$2,706	$8,082	$10,940

Earnings per share
Basic	$0.10	$0.09	$0.27	$0.38

Diluted	$0.10	$0.09	$0.26	$0.37

Shares used in per share calculation
Basic	30,417	29,496	30,316	29,096

Diluted	30,589	30,405	30,583	29,912

Non-GAAP presentation does not include pre-tax stock based compensation expense of $782,000 and $390,000 for the three months ended September 30, 2006 and 2005, and $1.6 million and $1.1 million for the nine months ended September 30, 2006 and 2005, respectively. Also excluded is a pre-tax goodwill impairment charge of $8.8 million for the nine months ended September 30, 2006.